Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 22, 2015
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. TO ACQUIRE CONESTOGA BANK

PHILADELPHIA, PENNSYLVANIA, October 22, 2015 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the holding company for Beneficial Bank (“Beneficial Bank”), and Conestoga Bancorp, Inc. (“Conestoga Bancorp”), the holding company for Conestoga Bank, announced today the signing of a definitive stock purchase agreement pursuant to which Beneficial will acquire Conestoga Bancorp’s ownership interest in Conestoga Bank, and Conestoga Bank will subsequently be merged into Beneficial Bank.

Conestoga Bank is a locally-managed institution dedicated to providing high quality community banking and commercial lending services with locations in Philadelphia, Delaware, Montgomery, Bucks, Chester and Lehigh Counties.  Conestoga Bank has approximately $712 million in assets, $506 million in loans and $530 million in deposits as of June 30, 2015 and serves its customers from fourteen locations.  Conestoga Bank also provides equipment financing through its wholly owned subsidiary, Conestoga Equipment Finance Corp. and offers Small Business Administration loans to commercial customers.

Gerard P. Cuddy, President and Chief Executive Officer of Beneficial, said, “We are pleased to announce our agreement to acquire Conestoga Bank which strengthens our position in the Philadelphia marketplace and provides an opportunity to meaningfully improve our earnings profile as we begin to deploy our capital from the second step conversion.  Conestoga Bank’s fourteen locations are a great complement to our branch network and add important commercial and consumer relationships to our banking franchise. Combining our two well-established and well-respected companies will create an enhanced community banking franchise that is better positioned to serve our customers, our employees and our communities.”

Mr. Cuddy added, “We look forward to working with Conestoga Bank’s talented management team and employees to fulfill our mission of helping our customers do the right thing financially.”

The transaction is valued at 160% of Conestoga Bank’s tangible book value at closing but will not be greater than $105 million. Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, Conestoga, as the sole shareholder of Conestoga Bank, will receive cash for all of the outstanding shares of Conestoga Bank.  Any tangible book value in excess of $65.6 million will be distributed to Conestoga Bank’s holding company at the closing of the transaction.  The closing is anticipated to occur during the first or second quarter of 2016, subject to the receipt of all required regulatory approvals and other customary closing conditions.

Beneficial expects to incur pre-tax merger and integration costs of approximately $10.1 million and to achieve cost savings of approximately 45% of Conestoga Bank’s non-interest expenses. The acquisition is expected to be 45% accretive to Beneficial’s earnings per share in the first year of combined operations, excluding one-time costs. The transaction has an anticipated IRR of 15%. Beneficial expects initial tangible book value dilution of 5% from the transaction which is estimated to be earned back in 4.5 years.

Richard. A. Elko, Chairman and Chief Executive Officer of Conestoga Bank, said, “Conestoga is excited to be joining Beneficial, the oldest and largest Philadelphia-based bank.  Both Beneficial and Conestoga

Bank share similar values and a common commitment to local decision making, exceptional personal service and community support.  Our merger with Beneficial Bank will allow us to deepen our customer relationships and provide access to a wide array of products, services, and locations. We look forward to working together and building additional value for Beneficial’s shareholders.”

Beneficial was advised in this transaction by the investment banking firm of Griffin Financial Group LLC., as well as the law firm of Kilpatrick Townsend & Stockton LLP.  Conestoga was advised by the investment banking firm of Sandler O’Neill + Partners and the law firm of Drinker Biddle & Reath LLP.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 56 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Beneficial’s and Conestoga’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, Beneficial’s ability to expand its services and realize growth and efficiencies through the acquisition of Conestoga Bank, Beneficial’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on Beneficial’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by regulatory authorities, whether each of the other conditions to closing set forth in the stock purchase agreement will be met, Beneficial’s ability to integrate Conestoga Bank as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Beneficial nor Conestoga undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.